Exhibit (k)(1)

FORM OF ADMINISTRATION AGREEMENT
BETWEEN
AXXES PRIVATE MARKETS FUND
AND
AXXES CAPITAL INC.

This Administration Agreement, dated as of [●], 2023 (this “Agreement”), is made between AXXES PRIVATE MARKETS FUND, a Delaware statutory trust (the “Fund”), and AXXES CAPITAL INC., a Delaware corporation (the “Administrator”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”) that operates as an interval fund as provided for in Rule 23c-3 thereunder;

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1.	Duties of the Administrator

a.	Employment of Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the board of trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such third parties engaged by it to provide (directly or indirectly) the services contemplated herein shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

b.	Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, transfer agents, escrow agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall assist the Fund with the preparation of the financial and other records that the Fund is required to maintain and shall assist the Fund with the preparation, printing and dissemination of reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”). In addition, the Administrator will assist the Fund in determining and publishing (as necessary or appropriate) the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

a.	In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations hereunder, which shall be equal to an amount based on the Fund’s allocable portion (subject to review and approval of the Board) of the Administrator’s overhead in performing its obligations under this Agreement, including allocable rent, and the allocable portion of the cost of the Fund’s officers, including a chief executive officer, chief financial officer and chief compliance officer, chief administrative officer, chief legal officer, and chief operating officer, if any, and their respective staffs. To the extent the Administrator outsources any of its functions to third parties, the Fund may pay the fees associated with such functions on a direct basis to such third parties without profit to the Administrator.

b.	Unless the Administrator, on the one hand, or the Advisors, on the other, elect to bear or waive any of the following costs (in their sole and absolute discretion), the Fund will bear all other out-of-pocket costs and expenses of its operations and transactions, including, without limitation:

(i)	any non-investment related interest expense;

(ii)	calculating the Fund’s net asset value and expenses incurred by the Advisor or any sub-advisor in conjunction with the valuation services (including the cost and expenses of any third-party valuation firms) requested by the Advisor or the Fund;

(iii)	all expenses related to its investment program, including, but not limited to, expenses borne indirectly through the Fund’s investments in subsidiaries or SPVs, including any fees and expenses charged by any Core Independent Manager or Underlying Independent Manager, as such terms are defined in the Prospectus, all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in subsidiaries or SPVs (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, research expenses, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(iv)	the organization of the Fund, including the organization of any feeder fund;

(v)	direct and indirect expenses, incurred by the Advisor, or members of its investment teams, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights including, (a) travel, entertainment, lodging and meal expenses, (b) origination fees, syndication fees, research costs, due diligence costs, bank service fees and (c) fees and expenses related to the organization or maintenance of any intermediate entity used to acquire, hold or dispose of any portfolio company or otherwise facilitating the Fund’s investment activities;

(vi)	fees and expenses incurred by the Advisor (and its affiliates) or the Administrator (or its affiliates) payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Fund’s investments and monitoring investments and portfolio companies on an ongoing basis;

(vii)	any and all fees, costs and expenses incurred in connection with the Fund’s incurrence of leverage or other indebtedness, including, but not limited to, borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Fund’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the Fund’s account and in making, carrying, funding and/or otherwise resolving investment guarantees);

(viii)	offerings, sales, and repurchases of the Shares and other securities;

(ix)	fees and expenses payable under this Agreement;

(x)	administration fees and expenses, if any, payable under the Administration Agreement;

(xi)	fees and expenses based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including the allocable portion of the compensation of the Fund’s chief executive officer, chief compliance officer, chief financial officer, chief administrative officer, chief legal officer, chief operating officer, and their respective staffs;

(xii)	costs incurred in connection with investor relations and Board relations;

(xiii)	any applicable administrative agent fees or loan arranging fees incurred with respect to the Fund’s portfolio investments by the Advisor, the Administrator, the Sub-Administrator, or an affiliate thereof;

(xiv)	any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the Fund’s benefit (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including without limitation, consultant, software licensing, data management and recovery service fees and expenses);

(xv)	transfer agent, dividend agent and custodial fees and expenses;

(xvi)	federal and state registration fees, including notice filing fees;

(xvii)	federal, state and local taxes;

(xviii)	fees and expenses of the members of the Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Advisor, any sub-advisor or of the Fund (each, an “Independent Trustee”), including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Trustees;

(xix)	costs of preparing and filing reports or other documents required by the SEC, Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission, or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Fund’s activities and/or other regulatory filings, notices or disclosures of the Advisor, any sub-advisor and their respective affiliates relating to the Fund and its activities;

(xx)	costs of any reports, proxy statements or other notices to shareholders, including printing costs;

(xxi)	fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums;

(xxii)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;

(xxiii)	proxy voting expenses;

(xxiv)	all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Fund, including in connection with the distribution reinvestment plan or the share repurchase program;

(xxv)	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;

(xxvi)	to the extent permitted by the 1940 Act or any exemptive relief obtained thereunder, allocable fees and expenses associated with marketing efforts on behalf of the Fund; and

(xxvii)	any extraordinary expenses, or those expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses in connection with holding and/or soliciting proxies for a meeting of the Fund’s shareholders, including indemnification expenses as provided for in the Fund’s organizational documents.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund.  Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7.	Duration and Termination of this Agreement

a.	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods until terminated with 60 days’ written notice by either party.

b.	The Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice, by the affirmative vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Board or by the Administrator.

c.	This Agreement may not be assigned by a party without the consent of the other party; provided, however, that the rights and obligations of the Fund under this Agreement shall not be deemed to be assigned to a newly formed entity in the event of the merger of the Fund into, or conveyance of all of the assets of the Fund to, such newly formed entity; provided, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the Fund’s legal form into another limited liability entity. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.	Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

10.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AXXES PRIVATE MARKETS FUND

By:
Name:
Title:

AXXES CAPITAL INC.

By:
Name:
Title: